UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2009

COPSYNC, INC.
(Exact name of registrant specified in charter)

Delaware	000-53705	98-0513637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2010 FM 2673 Canyon Lake, Texas 78133
(Address of principal executive offices) (Zip Code)

(830) 964-3838
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3— Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On or about December 15, 2009, COPsync, Inc. (the “Company”) completed a private placement of its equity securities.  The private placement was completed pursuant to a Securities Exchange Agreement, dated as of December 10, 2009 (the “Exchange Agreement”), by and among the Company and three individual holders of the Company’s convertible notes (the “Notes”).  Under the terms of the Exchange Agreement, the Company agreed to issue to the holders of the Notes an aggregate of 2,667,300 shares of the Company’s common stock, par value $0.0001 (“Common Stock”), in exchange for approximately $266,730 in outstanding principal and accrued and unpaid interest on the Notes, or one share of Common Stock for each $0.10 of principal or interest of the Notes.  Prior to the exchange, the Notes were convertible into shares of Common Stock at a conversion price of $0.20, and had a maturity date of May 31, 2011.

The shares of Common Stock were offered and sold to three private individuals who were existing holders of the Notes.  The offers and sales were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 3(9) of the Securities Act, and in reliance on similar exemptions under applicable state laws, for exchanges of securities with existing security holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPsync. Inc.

Dated: December 18, 2009	By:	/s/ Russell D. Chaney
	Name:	Russell D. Chaney
	Title:	Chief Executive Officer